STOCK ACQUISITION AND OPTION
AGREEMENT

This Stock Acquisition and Option Agreement (the "Agreement") dated effective as of the day of November 1999, is made by and between MERCHANT CAPITAL HOLDINGS, a British Virgin Islands corporation ("MCH")(MCH is sometimes referred to as the "Purchaser") and HARRELL INTERNATIONAL, INC., a Delaware corporation ("HII") and is joined in by Norman L. Marks, an individual resident of Texas ("Marks") and Paul L. Barham, an individual resident of Texas ("Barham"), Geoffrey Dart, an individual resident of United Kingdom ("Dart") and Gerard Thompson, an individual resident of the United Kingdom ("Thompson") and provides as follows:

RECITALS

HII desires to sell, and the Purchaser desires to purchase 1,000,000 shares (the "Shares") of the authorized Class A $.O1 par value voting common capital stock of HII (the "Stock");

As part of the agreement of the Purchaser to purchase the Shares, Purchaser requires that HII issue options to Purchaser to purchase additional shares of Stock;

Dart and Thompson are affiliated with or are consultants and advisors to MCH;

Barham and Marks are the current executive officers and management of HII;

Purchaser also requires that Barham and Marks enter into three year employment agreements with HII with appropriate noncompetition and confidentiality covenants and as an inducement to provide for certain options for Barham and Marks to purchase additional shares of Stock;

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

PURCHASE OF STOCK

1.01. Purchase of Stock. HII agrees to sell, convey, transfer, assign, and deliver to MCH 1,000,000 (One Million) shares of the Stock, and MCH agrees to purchase such Shares from HII for the sum of $US 1.00 per share ($1,000,000.00 in total)(the purchase price of the entire 1,000,000 shares of Stock is sometimes hereinafter referred to as the "Full Purchase Price").

1.02. Closing of Purchases. On or before ten days after execution of this Agreement (the "Initial Closing Date"), MCH shall purchase 250,000 Shares. MCH agrees to close the purchase of an additional 250,000 Shares not later than seven months after the Initial Closing Date. MCH agrees to close the purchase of the remaining 500,000 Shares not later than eleven months after the Initial Closing Date. After the Initial Closing Date, there may be multiple closings, provided that each closing is for not less than 25,000 shares. At the closings, the Purchaser shall tender certified funds in US$ by wire transfer or cashier's check to HII, and HII shall tender to the Purchaser the original certificate(s) evidencing the Shares being purchased. The shares, when delivered to and accepted by Purchaser, shall be free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws and Section V - Voting Agreements of the Shareholders Agreement, hereafter defined). As an alternative, at the request of either party, HII shall engage a bank local to HII, having assets of at least US$ 1.0 billion, to serve as escrow agent (the "Escrow Agent") for the receipt of the purchase price and delivery of the original Share certificate(s). Purchaser shall be deemed to be in default under this Agreement if HII does not receive the full purchase price for the Shares being purchased according to the schedule set forth in this Paragraph
1.02 by the close of business on the dates specified, subject to Paragraph
1.06 hereof. (The date of the timely receipt by HII of the Full Purchase Price pursuant to this Paragraph 1.02 is referred to hereinafter as the "Final Closing Date").

1.03 Option of HII to Repurchase the Shares. In the event that Purchaser fails to tender the Full Purchase Price in accordance with the timetable and procedures set forth in Paragraph 1.02 above, HII shall have the exclusive continuing two-year option (but not the obligation) to repurchase all Shares sold to Purchaser pursuant to this Agreement for a purchase price of $US 1.00 per share. This option shall be the exclusive remedy of HII for the failure of Purchaser to purchase the Shares.

1.04 Compliance with Securities Laws. Purchaser and HII agree to comply with all securities laws applicable to each in the performance of this Agreement, including U.S. federal securities laws and the laws of any other jurisdiction to which each may be subject. Purchaser acknowledges that within ten (10) days of the Initial Closing Date Purchaser may be required to file a Form 13D with the Securities Exchange Commission (the "SEC").

1.05 Restrictions on Transfer. Purchaser understands and agrees that, notwithstanding the registration of the Shares by HII, Purchaser may be deemed an affiliate of 1111 and its Shares deemed "restricted securities" subject to the resale restrictions of the Securities Act of 1933 (the "Act") and Rule 144 promulgated thereunder. In addition, the Shares shall be subject to the Shareholders Agreement (hereafter defined) which imposes certain agreements and restrictions on the voting of the Shares.

1.06 Subsequent Closings and Recision Rights. The obligation of MCH to purchase the Shares after the Initial Closing Date is subject to the truth and accuracy (in all material respects) of the representations and warranties of HII under Article 6 hereof as of the Initial Closing Date. !n the event that there is pending or threatened litigation by a third party shareholder against HII or management of HII relating to this Agreement, the Shares, the Purchaser Options or the Employee Options on or prior to the Final Closing Date, MCH may elect, by written notice to HII prior to the Final Closing Date, to terminate this Agreement and any future obligations and rights to acquire Shares or Purchaser Options hereunder and rescind the transactions already consummated by such time. In the event of such recision, MCH shall return all certificates evidencing the Shares properly endorsed to HII, the Purchaser Options shall be canceled and HII shall return to MCH (without interest thereon) all funds received by HII for the Shares. Such funds shall be returnable in a lump sum within forty-five (45) days of the notice of recision from MCH, provided that HII has adequate cash reserves and liquidity to make such lump sum payment and continue its normal operations with a reasonable liquid reserve. If HII does not have such liquid reserves when the notice of recision is received, HII may return to MCH such funds pursuant to a promissory note bearing ten percent (10%) interest and having a final maturity date of not more than three years. Upon the closing of such recision, the parties shall execute a mutual release and termination agreement.

ARTICLE 2

PURCHASER STOCK OPTIONS

2.01 Issuance of Options to Purchaser. Upon a closing of the issuance of Shares to MCH pursuant to Paragraph 1.02 hereof, HII shall grant to MCH the right to purchase one share of Stock for each US$1.00 received by HII at such closing. Upon receipt of the Full Purchase Price on the Final Closing Date, HII shall grant to MCH the right to purchase an additional 1,000,000 shares of Stock (such option shares are collectively referred to as the "Purchaser Option Shares", and the right to purchase the Purchaser Option Shares is called the "Purchaser Options").

2.02 Exercise of Purchaser Options. The Purchaser Options are exercisable commencing on January 1, 2000, and, if not exercised by Purchaser shall automatically expire on December 31, 2005 (the period during which the Purchaser Options may be exercised is called the ("Purchaser Option Period"). The Purchaser Options may be exercised in whole or in part at any time during the Purchaser Option Period by written notice to HII. (the "Notice") accompanied by a tender of the Purchaser Exercise Price (as hereafter defined) for the number of shares being purchased.

2.03 Exercise Price. The price payable to HII for the shares issued upon exercise of Purchaser Options (the "Purchaser Exercise Price") is determined based on the later of the date of the Notice or the tender of the full Purchaser Exercise Price for the number of shares being purchased, as follows:


     January 1, 2000 to December 31, 2000:   $US 1.00 per share
     January 1, 2001 to December 31, 2001:   $US 1.10 per share~
     January 1, 2002 to December 31, 2002:   $US 1.20 per share
     January 1, 2003 to December 31, 2003:   $US 1.30 per share
     January 1, 2004 to December 31, 2004:   $US 1.40 per share
     January 1, 2005 to December 31, 2005:   $US 1.50 per share

2.04 Closing. Closing shall occur as soon as possible following receipt of the Notice by HII and shall be effected through HII or the Escrow Agent.

2.05 Restrictions on Transfer. The Purchaser Option Shares shall be registered with the SEC, but Purchaser acknowledges that the Purchaser may be deemed an affiliate of HII and the Purchaser Option Shares may be deemed "restricted securities" subject to the resale restrictions of the Act and Rule 144 promulgated thereunder unless such shares are registered in accordance with Article 5 hereof. In addition, the Purchaser Options and the Purchaser Option Shares shall be subject to the Shareholders Agreement (hereafter defined) which imposes certain restrictions on transfer and voting.


ARTICLE 3

AGREEMENTS WITH MANAGEMENT

3.01 Employment Agreement. HII, Barham and Marks agree to enter into three
(3) year employment agreements (the "Employment Agreements"), effective as of the Initial Closing Date. The Employment Agreements shall contain noncompetition covenants, confidentiality provisions and shall be substantially in the form of Exhibit "A" attached hereto and made a part hereof. In connection with and as a condition to the Employment Agreements, HII shall grant to Barham and Marks certain Employee Stock Options in accordance with Article 4 hereof.

3.02 Board of Directors. On the Initial Closing Date, Barham and Marks agree to increase the board of directors of HII to four (4) members. Barham and Marks agree to appoint Dart and Thompson to the board, with Dart becoming Chairman of the Board. Barham and Marks also agree to cause HII to modify its bylaws such that one director, on a rotating quarterly basis, shall be designated to cast a deciding vote in the event of a director deadlock. However, any proposal before the board of directors that would have the effect of modifying this Agreement shall require unanimous consent of the directors. The designated director for the three months following the Initial Closing Date shall be Marks, who will then be followed in the next three month periods by Dart, Barham and Thompson respectively.

3.03 Shareholders Agreement. The Purchaser, Barham, and Marks (or the affiliates of any of them, including without limitation, Marks & Associates, Inc., Barham Family Interests,




Inc., Dart, and Thompson) agree to enter into a shareholders and voting agreement, substantially in the form of Exhibit "B" attached hereto and made a part hereof (the "Shareholders Agreement"). The Shareholders Agreement shall cover any shares of Stock currently owned or hereafter acquired by or controlled by any of the parties thereto, including any shares of Stock issued by virtue of any Purchaser Options or Employee Options referenced in this Agreement.

ARTICLE 4

EMPLOYEE STOCK OPTIONS

4.01 Issuance of Options to Barham and Marks. The Employment Agreements shall provide that HII shall grant to Barham (or his family interests) the right to purchase 1,000,000 shares of Stock (the "Barham Option Shares") and shall grant to Marks (or his family interests) the right to purchase 1,000,000 shares of Stock (the "Marks Option Shares") (collectively, the Barham Option Shares and the Marks Option Shares are collectively called the "Employee Option Shares"; the right to purchase the Employee Option Shares is called the "Employee Options"). The Employee Options shall be nontransferable, except to family interests of Barham and Marks.

4.02 Exercise of Employee Options. The Employee Options are exercisable commencing on January 1, 2000, and, if not exercised by Employees shall automatically expire on December 31, 2005 (the period during which the Employee Options may be exercised is called the ("Employee Option Period"). The Employee Options may be exercised in whole or in part at any time during the Employee Option Period by written notice to HII from the respective holder of the Employee Options (the "Notice") accompanied by a tender of the Employee Exercise Price (as hereafter defined) for the number of shares being purchased.

4.03 Exercise Price. The price payable to HII for the shares issued upon exercise of Employee Options (the "Employee Exercise Price") is determined based on the later of date of the Notice or the tender in full of the Employee Exercise Price, as follows:

     January 1, 2000 to December 31, 2000: $US 1.00 per share January 1, 2001 to December 31, 2001: $US 1.10 per share January 1, 2002 to December 31, 2002: $US 1.20 per share January 1, 2003 to December 31, 2003: $US 1.30 per share January 1, 2004 to December 31, 2004: $US 1.40 per share January 1, 2005 to December 31, 2005: $US 1.50 per share

4.04 Closing. Closing shall occur as soon as possible following receipt of the Notice by HII and shall be effected through HII or the Escrow Agent.

4.05 Restrictions on Transfer. Employees acknowledge that the Employees may be deemed affiliates of HII and the Employee Option Shares may be deemed "restricted securities" subject to the resale restrictions of the Act and Rule 144 promulgated thereunder, unless such Shares are registered in accordance with Article 5 hereof. In addition, the Employee Option Shares shall be subject to the Shareholders Agreement which imposes certain restrictions on transfer.

ARTICLE 5

REGISTRATION RIGHTS

5.01 Registrable Securities. "Registrable Securities" means the Shares, Purchaser Option Shares and Employee Option Shares.

5.02 Demand Registration Rights. After the initial Closing Date (the "Effective Date"), HII hereby agrees to file, at HII's cost and expense, upon demand by any holder of Registrable Securities ("Demand Rights"), a registration statement on any appropriate form under the Act with respect to all of the Registrable Securities (the "Registration Statement"). HII agrees to use its best efforts to have the Registration Statement declared effective as soon as reasonably practicable after such filing and to keep the Registration Statement continually effective for a period of two (2) years following the date on which the Registration Statement is declared effective by the Securities and Exchange Commission ("SEC") or until all Registrable Securities included in the Registration Statement can be publicly offered and sold without registration, whichever is earlier.

5.03 Incidental Registration Rights. Holders of the Registrable Securities ("Holders") and HII agree that if HII files a Registration Statement on a form suitable for secondary offering whereby HII is offering shares to the public for its own account (the "Secondary Offering"), and the Registrable Securities are not covered by an effective Registration Statement or the Registrable Securities cannot be publicly sold without registration, said Secondary Offering will include, at HII's cost and expense (except underwriting discounts, commissions ans filing fees relating to the Registrable Securities held by the Holders and included therein), that the number of Registrable Securities on a one-for-one basis with all other shares registered in the Secondary Offering by HII, which inclusion is subject to the sole and absolute discretion of the underwriter if the Secondary Offering is underwritten. Holder's right to register shares in a subsequent Secondary Offering shall also be on a one-for-one basis with all shares registered on behalf of HII up to and until Holders have had an opportunity to register and sell all the Registrable Securities, subject to the discretion of the underwriter involved in the Second Offering.

5.04 Notice to Holders. HII shall promptly notify Holder of the occurrence of any event as a result of which any prospectus included in a Registration Statement filed pursuant to this Article 5 includes any misstatement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

5.05 Limitations on Obligations of HII. HII's obligations under this Article 5 with respect to Holders are expressly conditioned upon Holders promptly furnishing to Hl! in writing such information concerning each Holder as HII shall reasonably request for inclusion in the Registration Statement. If any Registration Statement including the Registrable Securities is filed, HII shall indemnify the Holders (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the Act) from any loss, claim, damage or liability arising out of or based upon any untrue statement of a material fact contained in such Registration Statement or any omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statement or omission based on information furnished in writing by the Holders expressly for use in such Registration Statement, each director and each person, if any, who controls HII within the meaning of the Act against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to HII by the Holders expressly for use in such Registration Statement.

If all of the Registrable Securities are not included in the Secondary Offering, the included Registrable Securities for each Holder shall be determined on a pro rata basis between the Holders based on the percentage of the Registrable Securities owned by each Holder.


ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HII

In order to induce MCH to enter into this Agreement, except as disclosed in writing to MCH, HII represents, warrants, and covenants to Purchaser, effective as of the date of this Agreement and again as of the Initial Closing Date, as follows:

6.01. Corporate Existence: Qualification. HII is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and is qualified or licensed and in good standing in all jurisdictions in which the nature of its business or the properties owned by it require or will require it to be qualified or licensed to do business. HII has one wholly owned subsidiary, Hotel Management Group, Inc., which has six wholly owned subsidiaries, Hotel Management Group (California), Hotel Management Group (Tennessee), Hotel Management Group (Oklahoma), Hotel Management Group (Virginia), HM Group (Alabama), and Hotel Management Group (Mississippi)(collectively, the "Subsidiaries"). The term "HII" shall also include the Subsidiaries, as applicable.

6.02. Capitalization. Hil has 9,000,000 shares of Class A, $.01 par value Common Stock authorized, of which, HII believes 976,580 shares are issued and outstanding. This number of shares has been repeatedly reported to HII by the previous transfer agent for HH, Chase Mellon, and has been consistently reported to the SEC as the number of shares outstanding. However, last year HII changed transfer agents, and Chase Mellon delivered some shareholder information to the new transfer agent that conflicts with all previous reports. This information, which HII management believes to be erroneous, indicates an additional approximately 54,000 of Class A shares outstanding. HII has disputed this report and demanded that Chase Mellon provide supporting documentation. Thus far, Chase Mellon has not provided any response or explanation of the other than the letter attached as Exhibit "C" hereto. To the best of HII's current knowledge, all issued and outstanding shares of stock have been duly authorized and validly issued and are fully paid and nonassessable. HII has 1,000,000 shares of Preferred Stock, $1.00 per share par value, authorized, of which 243,331 preferred shares are issued and outstanding. The outstanding preferred shares are nonvoting, noncumulative, noneonvertible and provide for a 10% dividend (annually). There are no outstanding subscriptions, options, contracts, commitments, warrants, calls, agreements, understandings or other arrangements or rights of any character affecting or relating in any manner to the issuance of stock or other securities of HII (whether by subscription, option, exchange, right of conversion, right of refusal or otherwise) or entitling anyone to acquire shares of stock or other securities of any kind of HII.

6.03. Authority. HII has all requisite right, power and authority to own, lease and operate its properties, and to carry on its business as its business has previously been carried on. The execution, delivery and performance by Hil of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by HII. This Agreement and any other agreement contemplated hereby and thereby have been or will be as of the Initial Closing Date and any subsequent closing, duly executed and delivered by HII and constitutes or will constitute a valid and legally binding obligation of HII, enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.04 Absence of Certain Changes. Events or Conditions. Since June 30, 1999, HII has:
(a) conducted its business in the ordinary course, not engaged or agreed to engage in any extraordinary transactions or distributions, and not engaged or agreed to engage in any other transaction except at arm's length and for fair consideration; (b) not disposed of any of its assets, except in the ordinary course of business; (c) not materially increased the level of compensation of any employee; (d) not issued any stock or securities or rights with respect to any stock or securities, or paid any dividends, redeemed any securities or otherwise caused any assets to be distributed to any of its owners; (e) not borrowed any funds under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices, or made any loans or guaranteed the obligations of any other persons; (t) not suffered any material and adverse change in its assets, business, or operations, nor have any of its assets suffered any material and adverse change in value other than ordinary wear and depreciation; (g) not changed or amended its charter documents or bylaws; (h) not entered into any contract, commitment, or transaction which is not in the ordinary course of its business; and (i) not failed to keep its properties and assets insured with at least as much liability and property damage, fire, and other casualty coverage as was effective during 1998.

6.05. Tax Returns and Audits. To the best of its knowledge and belief, HII has: (a) filed in accordance with applicable laws all federal, state, and local tax returns required to be filed by it; (b) paid all taxes, assessments, penalties, and interest charges shown to be due and payable on each such return or otherwise due or to become due or required to be paid; and (c) accrued or created reserves for all taxes due or to become due by it for all periods ending before, on or with the date of this Agreement. To the best of its knowledge and belief, the income tax liabilities of H!I have been satisfied or properly accrued and reflected on its financial statements for all taxable years prior to and including the taxable year ended September 30, 1999. HII has not been delinquent in the payment of any tax, assessment or governmental charge, nor has any tax deficiency been proposed or assessed against it which has not been satisfied. HII has not executed any waiver of the statute of limitations on the assessment or collection of any tax.

6.06 Litigation. HII is not subject to or bound by any court, regulatory commission, board or administrative judgment, order or decree, and no suit, action, proceeding or other litigation in any court or before any administrative or arbitration panel or commission or before or by any governmental department or agency to which it is a party is pending.

6.07 Rights and Authorizations, HII owns or holds all licenses, permits, approvals, and other authorizations (collectively "Authorizations") which are used in or required in connection with HII's business. HII have no knowledge and have not received any notice that any such Authorization is not valid or sufficient or in full force and effect. Neither the execution and delivery nor the consummation of the transactions contemplated hereby will cause a termination of, or interfere in any respect with, the operation under any such Authorizations.

6.08. Disclosure. No representation or warranty made by HII in this Agreement or in any filings with the SEC as required under the Act or the Securities Exchange Act of 1934 (the "Exchange Act") contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein not misleading.

6.09. Compliance with Laws. HII has conducted its business and used its property in substantial compliance with all applicable federal, state and local environmental, land use, and zoning laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not and will not have a material adverse effect on HII.

6.10 Indemnification. HII agrees to indemnify and hold harmless MCH, and its directors, officers, agents and employees, from and against any and all loss, damage or liability due to or arising out of a breach by the indemnifying party of any representation or warranty contained in this Agreement. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made by HII shall in any manner be deemed to constitute a waiver of any rights granted to HII under federal or state securities laws.

6.11 Documents Genuine. All originals and/or copies of HII's articles of incorporation and bylaws, each amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of HII, financial data and any and all other documents, material, data, files or information which have been or upon request will be furnished to Purchaser, are true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or materials.

6.12 Consents/Approvals/Conflicts. Except for the compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for HII to consummate the sale of the Shares. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, constitute a breach of HII's and its Subsidiaries' respective articles of incorporation or bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement or instrument to which HII or any Subsidiaries are a party or by which they are bound nor, to the best of HII's knowledge and belief, any existing law, rule, regulation or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over HII, nor result in creation of any lien or other encumbrance upon the Shares.

6.13 Environmental Matters. HII has received no written notice of any investigation or inquiry by any governmental entity under any applicable laws pertaining to the health or the environment, including without limitation (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments ans Reauthorization Act of 1986, as amended, and (ii) the Resource Conservation and recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, as amended. To the actual knowledge of HII, HII has not disposed of any hazardous substance on any property owned or leased by HII or its Subsidiaries and no condition exists on such property which would subject HII or its Subsidiaries or such property to any remedial obligations under any applicable environmental laws.

6.14 Labor Relations. HII has not experienced and is not currently experiencing, nor does HII know of any reason to expect, any labor troubles or strikes, work stoppages, slow-downs or other material interference with impairment of the business of HIl by labor, nor has HII committed any unfair labor practice. HII is not currently experiencing, nor does HII know of, any current or contemplated union organization effort or negotiations, or requests for negotiations, for any representation or any labor contract relating to the employees of HII.

6.15 Finder's Fee. HII is not, and neither HII not the Purchaser shall become, obligated with respect to any finder's, broker's or agent's fee in connection with the transaction contemplated hereby.


ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF MCH

MCH represents, warrants, and covenant to HII, effective as of the date of this Agreement and again as of the Initial Closing Date, as follows:

7.01 Corporate Organization. MCH is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

7.02. Authorization. MCH has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. At Closing, the Board of Directors of MCH shall have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of MCH will be necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement shall have been duly executed and delivered by MCH and constitute the valid and binding agreement of MCH, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except as such enforceability may be affected by equitable principles (whether considered in a proceeding at law or in equity).

7.03 Compliance with Securities Laws. MCH has complied with all securities laws applicable to it in connection with the transactions contemplated by this Agreement, including any applicable laws of any jurisdiction under which MCH is incorporated or authorized to do business.

7.04 Experience and Knowledg~. MCH has such knowledge and experience in financial and business matters that MCH is capable of evaluating the merits and risks of an investment in the Company and the suitability of the securities subscribed for as an investment for MCH.

7.05 Information Provided. MCH has received and has read H!I's most recent Form 10-KSB annual report for the fiscal year ended September 30, 1998 and Form 10-QSB quarterly report for the nine month period ended June 30, 1999, on file with the SEC (all such reports, the "Public Information"). MCH has received and read this Agreement, including all exhibits annexed hereto, and MCH confirms that all documents, records and books pertaining to MCH's proposed investment in H!I have been made available to MCH. MCH has had an opportunity to ask questions of and received satisfactory answers from HII or any person or persons acting on HII' s behalf, concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of the MCH. MCH has received no representations or warranties from HII or its directors, officers, employees or agents, other than those contained in the Public Information or this Agreement.

7.06 Speculative Investment. MCH represents that (i) it has been called to MCH's attention, by those individuals with whom MCH has dealt in connection with MCH ' s investment in HII, that MCH's investment in HII is speculative and involves a high degree of risk of loss by MCH of MCH's entire investment in HII and that MCH must bear the economic risk of such investment for an indefinite period of time because there is currently no market for the Shares,
(ii) no assurances are or have been made regarding any economic advantages (including tax) that may inure to the benefit of the MCH, (iii) no assurances are or have been made concerning dividends or capital distributions by HII of cash to its shareholders, and (iv) MCH is aware that MCH's subscription constitutes an obligation of MCH, subject to Paragraph 1.06 hereof. MCH is able to bear the economic risk of the investment in the securities subscribed for, and MCH has sufficient net worth to sustain a loss of MCH' s entire investment in HII without economic hardship if such a loss should occur;

7.07 No Assurance of Profit. MCH acknowledges and is aware that it never has been represented, guaranteed, or warranted to MCH by any broker, HII, its directors or officers, its agents or employees, or any other person, expressly or by implication, any of the following: (i) the approximate or exact length of time that MCH will be required to remain as owner of the Shares; (ii) the percentage of profit and/or amount of or type of consideration, profit or loss to be realized, if any, as a result of the investment in the Shares; or (iii) that any future projections of HII will in any way indicate the predictable results of the ownership of securities or of the overall financial performance of HII.

7.08 Indemnification. MCH agrees to indemnify and hold harmless HII, and its directors, officers, agents and employees, from and against any and all loss, damage or liability due to or arising out of a breach by the indemnifying party of any representation or warranty contained in this Agreement. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by the MCH shall in any manner be deemed to constitute a waiver of any rights granted to MCH under federal or state securities laws.

ARTICLE 8

COVENANTS

HII hereby covenants and promises to Purchaser as follows:

8.01 Conduct of Business of HII. During the period from the date of this Agreement to the !nitial Closing Date, HII will conduct its business and operations according to its ordinary and usual course and consistent with past practice.

8.02. Access to Information. H!I will afford Purchaser and its representatives access, during normal business hours, to all of its business, operations, properties, books, files and records and will cooperate in Purchaser's examination thereof. Purchaser agrees that all information, including the existence and contents of this Agreement and the other agreements among the parties, so provided will be treated as confidential (except for necessary disclosures to professional advisors, and except for securities law disclosures), that Purchaser will not disclose or make any use of such onfidential information unless the same is or shall become available to it through nonconfidential means or shall otherwise come into the public domain. If the transactions contemplated by this Agreement are not consummated for any reason, then after this Agreement is terminated, Purchaser will continue to hold in confidence all information obtained from HII and will return to HII all copies of any confidential documents obtained by Purchaser in connection with the transactions contemplated by this Agreement.


ARTICLE 9

GENERAL

9.01. Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the party to whom notice is to be given at the address set forth below or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose. All notices and other communications shall be given as follows:


MCH:
Merchants Capital Holdings, Ltd.
c/o Robert Edwards
Edwards & Associates
17060 Dallas Parkway, Suite 101
Dallas, Texas 75248

HII:
Harrell International, Inc.
211 A East Louisiana Street
McKmnney, Texas 75069




Barham:   Paul Barham
1354 Crosstimber
Southlake, Texas 76092


Marks:
Norman Marks
7300 Quarry Chase Trail
Piano, Texas 75025


Dart:
Geoffrey Dart
c/o Robert Edwards
Edwards & Associates
17060 Dallas Parkway, Suite 101
Dallas, Texas 75248


Thompson:
Gerard Thompson
4th Floor Nuffield House
41-46 Picadilly
London, United Kingdom WIVONB

9.02. Integrated Agreement. This instrument contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof. There are no agreements, understandings, restrictions, warranties or representations among the parties relating to the subject matter hereof other than those set forth or referred to herein. All exhibits attached hereto and all schedules delivered pursuant hereto are hereby incorporated herein and made a part of this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement or any evidence thereof, until it has been signed by all parties hereto. Any reference to this Agreement shall be deemed to also refer to the exhibits, schedules, and attachments hereof.

9.03. Construction. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, defme or limit the scope, extent or intent of this Agreement or any provision contained herein.




9.04. Invalidity. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provisions shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provisions while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

9.05. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

9.06 Litigation Expense. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' and accountants' fees, court costs and other expenses incidental to such litigation.

9.07 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.08 Amendment and Waiver. This Agreement may be amended at any time, but only by an instrument in writing executed by both parties hereto. A party hereto may waive any requirement to be performed by the other party, provided that such waiver shall be in writing and executed by the party waiving the requirement.

9.09. Time of Essence. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

9.10. Negation of Third-Party Beneficiary. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement.

9.11. Survival of Representations and Warranties. The representations, covenants, and warranties contained in this Agreement shall survive the Initial Closing Date for a period of two (2) years and shall be true on and as of the Initial Closing Date and any subsequent closing as provided herein as if specifically made thereon. However, the survival period shall be tolled and suspended at such time and for any period of time at or during which (i) any party hereto gives notice of a claim for a breach of a representation, warranty, covenant, or indemnity prior to the expiration date of the survival period, or (ii) any such breach of a representation, warranty, covenant, or indemnity occurs and involves fraud or willfulness, and (iii) the breach of any such representation, warranty, covenant, or indemnity has been within the actual knowledge of the offending as to the nature and extent of the matter giving rise to the breach.

9.12. Governing Law. This Agreement has been made and entered into in Collin County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas, and the obligations of the parties hereunder are performable in Collin County, Texas. Each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of the courts of Collin County, Texas in any proceeding brought to construe or enforce, or otherwise affecting, this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed below.

HII:

HARRELL INTERNATIONAL, INC.,
a Delaware corporation


By:______________________
Paul Barham, Chief Financial Officer


MCH
MERCHANTS CAPITAL HOLDINGS, LTD.,
a British Virgin Islands corporation

By:_________________________
Printed Name: G.G.Dart
Title:    Director

____________________________
Paul L. Barham

____________________________
Norman L. Marks

____________________________
Geoffrey Dart

____________________________
Gerard Thompson